UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                           MPOWER HOLDING CORPORATION
             -------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
             -------------------------------------------------------
                         (Title of Class of Securities)


                                   62473L 30 9
             -------------------------------------------------------
                                 (CUSIP Number)



                                 August 7, 2006
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

-------------------------------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 9 Pages

CUSIP NO. 62473L 30 9
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ASPEN PARTNERS SERIES A, a series of ASPEN CAPITAL PARTNERS L.P.

     13-4118716
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                         5    SOLE VOTING POWER
SHARES                                 -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                          6    SHARED VOTING POWER
EACH REPORT-                           -0-
ING PERSON                        ----------------------------------------------
WITH                              7    SOLE DISPOSITIVE POWER
                                       -0-
                                  ----------------------------------------------
                                  8    SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP NO. 62473L 30 9
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ASPEN CAPITAL LLC

     13-4118715
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                         5    SOLE VOTING POWER
SHARES                                 -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                          6    SHARED VOTING POWER
EACH REPORT-                           -0-
ING PERSON                        ----------------------------------------------
WITH                              7    SOLE DISPOSITIVE POWER
                                       -0-
                                  ----------------------------------------------
                                  8    SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

CUSIP NO. 62473L 30 9
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ASPEN ADVISORS LLC

     13-4118717
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                         5    SOLE VOTING POWER
SHARES                                 -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                          6    SHARED VOTING POWER
EACH REPORT-                           -0-
ING PERSON                        ----------------------------------------------
WITH                              7    SOLE DISPOSITIVE POWER
                                       -0-
                                  ----------------------------------------------
                                  8    SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

CUSIP NO. 62473L 30 9
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     NIKOS HECHT
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
NUMBER OF                         5    SOLE VOTING POWER
SHARES                                 -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                          6    SHARED VOTING POWER
EACH REPORT-                           -0-
ING PERSON                        ----------------------------------------------
WITH                              7    SOLE DISPOSITIVE POWER
                                       -0-
                                  ----------------------------------------------
                                  8    SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

Preliminary Note

         All securities held by the Reporting Persons were exchanged by operation of law for the right to receive the consideration set forth in the merger agreement with U.S. TelePacific Holdings Corp.

Item 1.

         (a)      Name of Issuer:

                  Mpower Holding Corporation

         (b)      Address of Issuer's Principal Executive Offices:

                  175 Sully's Trail
                  Suite 300
                  Pittsford NY 14534

Item 2.

         (a)      Name of Persons Filing:

                  Aspen Partners Series A, a series of Aspen Capital
                   Partners, LP ("Aspen Partners")
                  Aspen Capital LLC ("Aspen Capital")
                  Aspen Advisors LLC ("Aspen Advisors")
                  Nikos Hecht
                  (collectively, the "Reporting Persons")

         (b)      Address of Principal Business Office or, if none, Residence:

                  The principal business office of Aspen Advisors is 152 West 57th Street, New York, NY, 10019. The principal business office of each of the other Reporting Persons is c/o Aspen Advisors LLC, 152 West 57th Street, New York, NY, 10019.

         (c)      Citizenship:

                  Aspen Partners is a Delaware limited partnership. Aspen Capital and Aspen Advisors are Delaware limited liability companies. Mr. Hecht is a citizen of the United States.

         (d)      Title of Class of Securities:

                  Common stock, par value $.001 per share

         (e)      CUSIP Number:

                  62473L 30 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

(a) [ ]  Broker or dealer registered under section 15 of the Exchange Act.
(b) [ ]  Bank as defined in section 3(a)(6) of the Exchange Act.
(c) [ ]  Insurance company as defined in section 3(a)(19) of the Exchange Act.
(d) [ ] Investment company registered under section 8 of the Investment Company Act.
(e) [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act.
(j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                                 NOT APPLICABLE

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:

                      Aspen Partners and Aspen Capital:                     -0-
                      Aspen Advisors and Mr. Hecht:                         -0-

         (b)      Percent of class:

                      Aspen Partners and Aspen Capital:                     0.0%
                      Aspen Advisors and Mr. Hecht:                         0.0%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:

                              Aspen Partners and Aspen Capital:             -0-
                              Aspen Advisors and Mr. Hecht:                 -0-

                  (ii)     Shared power to vote or to direct the vote:

                              Aspen Partners and Aspen Capital:             -0-
                              Aspen Advisors and Mr. Hecht:                 -0-

                  (iii)    Sole power to dispose or to direct the
                           disposition of:

                              Aspen Partners and Aspen Capital:             -0-
                              Aspen Advisors and Mr. Hecht:                 -0-

                  (iv) Shared power to dispose or to direct the disposition of:

                              Aspen Partners and Aspen Capital:             -0-
                              Aspen Advisors and Mr. Hecht:                 -0-

Item 5.  Ownership of Five Percent or Less of a Class.

         Effective as of the date of the event which requires the filing of this Amendment No. 4 to Schedule 13G, the Reporting Persons shall cease to be a beneficial owner of more than 5% of securities of the Issuer.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                                 NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                 NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group.

                                 NOT APPLICABLE

Item 9.  Notice of Dissolution of Group.

                                 NOT APPLICABLE

Item 10. Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2006

                                       ASPEN PARTNERS, SERIES A, a series of
                                       ASPEN CAPITAL PARTNERS, LP

                                       By:  ASPEN CAPITAL LLC,
                                            its general partner

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:   Nikos Hecht
                                           Title:  Managing Member


                                       ASPEN CAPITAL LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:   Nikos Hecht
                                           Title:  Managing Member


                                       ASPEN ADVISORS LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:   Nikos Hecht
                                           Title:  Managing Member


                                       /s/ NIKOS HECHT
                                       -----------------------------------------
                                       Nikos Hecht